Exhibit 23.2


Vista Gold Corp.
Suite 5, 7961 Shaffer Parkway
Littleton, CO
USA
80127


August 14, 2002

Dear Sirs,

We hereby consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-91254) and the related prospectus of Vista Gold Corp. (the "Company") for the registration of 7,999,974 common shares and to the incorporation by reference therein of our report dated February 22, 2002, except as to notes 1 and 14 which are as of March 18, 2002, relating to the consolidated financial statements which appears in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.


Yours very truly,

(signed) PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, BC, Canada